ANNUAL RENEWABLE TERM RIDER

This Rider (“Rider”) becomes a part of the policy to which it is attached (“Policy”). If the Rider is effective after the Policy Date, the effective date for this Rider will be shown on the Policy Specifications. If the provisions of this Rider and those of the Policy do not agree, the provisions of this Rider will apply. Please read it carefully.

Rider Benefit Summary – This Rider provides additional coverage on the Insured under the Policy as long as the Policy is In Force and this Rider has not terminated. The Face Amount of this Rider contributes to the Total Face Amount, and consequently to the Death Benefit, of the Policy. This Rider has no Accumulated Value of its own, but affects the Policy’s Accumulated Value because the charges for the Rider are deducted from the Accumulated Value of the Policy. This Rider does not have cash values.

Insured – As used in this Rider, the “Insured” means the individual covered under the Policy’s Basic Life Coverage, as shown in the Policy Specifications.

Rider Coverage Layer – is a layer of insurance coverage under this Rider. There may be one or more Rider Coverage Layers. Any elective increase in Rider Face Amount will comprise a new Rider Coverage Layer. Each Rider Coverage Layer has its own Face Amount, Risk Class, Coverage Layer Date, and set of charges. The Face Amount, Risk Class, Coverage Layer Date, and set of charges for the initial Rider Coverage Layer are shown in the Policy Specifications. The Face Amount, Risk Class, Coverage Layer Date, and set of charges for any Rider Coverage Layer added at a later time will be shown in a Supplemental Schedule of Coverage sent to you at that time.

Rider Face Amount – The Face Amount of this Rider is the sum of the Face Amounts of all Rider Coverage Layers under this Rider.

Elective Increases in Rider Face Amount – Elective increases in the Face Amount of this Rider are increases that you apply for after the Rider has been issued. Not all policies allow for such increases. If the Policy allows elective increases in Face Amount, then increases in this Rider are also allowed.

You may submit an application to increase the Rider Face Amount. Your application must include Evidence of Insurability satisfactory to us and is subject to our approval. The effective date of the increased Rider Face Amount will be the first Monthly Payment Date on or next following the date all required conditions are met or any other date you request and we approve. We reserve the right to limit increases to one per policy year and to charge a fee, not to exceed $100, to evaluate insurability. Upon approval of any such increase, we will send you a Supplemental Schedule of Coverage, which will include the following information:

•	The increased Rider Face Amount and the effective date of the increase;
•	The Risk Class for the increase;
•	The Maximum Monthly Cost of Insurance Rates applicable to the increase;
•	The Maximum Monthly Coverage Charge for the increase; and
•	If the Guideline Premium Test is used, the new Guideline Premiums.

Impact of Changes to Policy Benefits on the Rider Face Amount – If the Total Face Amount of the Policy is increased via a policy change other than a requested or scheduled increase, then the Coverage Layer with the most recent Coverage Layer Date will be increased. If more than one Coverage Layer shares the most recent Coverage Layer Date, then the Coverage Layer with the highest priority will be increased.

The priority of Coverage Layers is listed below, in order from highest to lowest:

•	First, this Rider;
•	Second, any scheduled annual renewable term rider;
•	Third, any rider that contributes to the Total Face Amount; and
•	Finally, any Basic Life Coverage Layer.

ICC15 R15ART	Page 4

Decrease in Rider Face Amount – You may request to decrease the Rider Face Amount, subject to the provisions in the Policy.

If the Face Amount of the Policy is decreased via a policy change other than a requested decrease, then the most recently added Coverage Layer will be decreased or eliminated in the following order:

•	First, the Face Amount of any scheduled annual renewable term rider;
•	Then, the Face Amount of this Rider;
•	Then, the Face Amount of any other rider that contributes to the Total Face Amount; and
•	Finally, the Face Amount of Basic Life Coverage under the Policy.

CHARGES

Charge for this Rider – On each Monthly Payment Date prior to the Monthly Deduction End Date, there is a charge for this Rider equal to the sum of:

•	The Rider Coverage Charge; and
•	The Rider Cost of Insurance Charge.

Such charges may vary by Class, and for the purpose of this Rider, Class includes the Policy form to which this Rider is attached. The charges described here are maximum charges we guarantee as shown in the Policy Specifications. We may charge less than these maximum charges. Any lesser charge will apply uniformly to all members of the same Class.

Rider Coverage Charge – The Coverage Charge for this Rider is the sum of the Coverage Charge for each Rider Coverage Layer. The Coverage Charge for the initial Rider Coverage Layer will not exceed the Coverage Charge shown in the Policy Specifications. The Coverage Charge for any later Rider Coverage Layer will not exceed the Coverage Charge shown in the Supplemental Schedule of Coverage to be sent to you when the Coverage Layer is added. This charge is based on the Face Amount of the Rider Coverage Layer as of its Coverage Layer Date. The Coverage Charge will not decrease even if the Face Amount of the associated Rider Coverage Layer is decreased, however, the Coverage Charge will be eliminated if the associated Rider Coverage Layer terminates.

Depending on the Policy to which this Rider is attached, an alternate Rider Coverage Charge may apply. See the Annual Renewable Term Rider Value Features in your Policy Specifications to determine the Rider Coverage Charge that is applicable to this Rider.

Rider Cost of Insurance Charge – The Cost of Insurance Charge for this Rider is the sum of the Cost of Insurance Charge for each Rider Coverage Layer. The Cost of Insurance Charge for each Rider Coverage Layer will not exceed (1) multiplied by (2), where:

(1)	is the Monthly Cost of Insurance Rate for the Coverage Layer divided by 1000; and
(2)	is the Net Amount at Risk allocated to the Coverage Layer.

The Maximum Monthly Cost of Insurance Rate is shown in the Policy Specifications. The Net Amount at Risk is allocated proportionately to each Coverage Layer, including each Coverage Layer of other Riders that contribute to the Total Face Amount and each Coverage Layer of Basic Life Coverage under the Policy, according to Face Amount.

ICC15 R15ART	Page 4

Depending on the Policy to which this Rider is attached, an alternate Cost of Insurance Charge may apply. See the Annual Renewable Term Rider Value Features in your Policy Specifications to determine if an alternate Cost of Insurance Charge is applicable to this Rider.

GENERAL PROVISIONS OF THIS RIDER

Conversion – This Rider is not convertible.

Termination – This Rider will terminate on the earlier of:

•	Your Written Request;
•	The date the Rider or the Policy terminates; or
•	The death of the Insured.

Reinstatement – If the Policy is reinstated under its Reinstatement provision, this Rider is also eligible to be reinstated.

Effect of Additional Benefits on Rider Provisions – Your policy may include additional benefits that were added by rider or endorsement. These rider and endorsement forms may include provisions that replace or amend provisions in this contract. Please read your entire policy including this Rider and all other forms carefully.

Conformity with IIPRC Standards – This contract was approved under the authority of the IIPRC and issued under the IIPRC standards. If there is any contract provision that is in conflict with any IIPRC standards applicable to this Contract when this Contract was issued, the provision is amended to conform to that standard. Any such amendment is effective on the Contract Date.

Signed for Pacific Life Insurance Company,

Chairman and Chief Executive Officer	Secretary
[www.PacificLife.com]	[(800) 347-7787]

ICC15 R15ART	Page 4

POLICY NUMBER:   [VF99999990]

POLICY SPECIFICATIONS

Summary Of Coverages Effective On The Policy Date

R15ART	Annual Renewable Term Rider [(Guaranteed Issue)]
R15ART SP
	Face Amount: Insured: Sex and Age: Risk Class:	[$100,000] [JOHN DOE] [MALE 35] [STANDARD NONSMOKER]

[ICC15 P15PVA SP]	Page [1]

POLICY NUMBER:   [VF99999990]

POLICY SPECIFICATIONS

[Annual Renewable Term Rider Value Features

Alternate Rider Cost Of Insurance Charge

[AV Ratio –The AV Ratio as of the Monthly Payment Date is equal to a ÷ b where:

a = the Accumulated Value at the beginning of the Policy month before the Monthly Deduction is charged; and

b = the Death Benefit after any policy changes but before the Monthly Deduction is charged.

In order to determine if the AV Ratio Cost of Insurance Rates can be used, on each Monthly Payment Date, we will calculate the AV Ratio of the Policy and compare it to the current Threshold Percentage. We reserve the right to use Threshold Percentages lower than the Maximum Threshold Percentage shown in the Policy Specifications. Any lesser Threshold Percentage will apply uniformly to all members of the same Class.

AV Ratio Cost of Insurance Rates – Upon the later of the Insured’s age 100 or the 26th Coverage Year, Cost of Insurance Rates may be calculated using the AV Ratio of the policy. These Cost of Insurance Rates may be less than, but will be no greater than the Maximum Cost of Insurance Rates shown in the Policy Specifications. If the AV Ratio is greater than or equal to the Threshold Percentage, then the AV Ratio Cost of Insurance Rates may be used.

If the AV Ratio is less than the Maximum Threshold Percentage, then the AV Ratio Cost of Insurance Rates will not be used and the current Cost of Insurance Rate will be used.

Table of Maximum Threshold Percentages: [ 75]%]]

ICC15 R15ART SP	Page [2]

POLICY NUMBER:   [VF99999990]

POLICY SPECIFICATIONS

Table of Cost of Insurance Rates (COI)

for Annual Renewable Term Rider [(Guaranteed Issue)]

                             Insured:                                     [JOHN DOE]

Maximum Monthly Cost of Insurance Rates Per $1000.00 of Net Amount at Risk Applicable to this Coverage.

Policy Year	COI Rate	Policy Year	COI Rate	Policy Year	COI Rate
[1	0.10090	30	1.27900	59	21.97380
2	0.10670	31	1.41510	60	23.81220
3	0.11170	32	1.55240	61	25.79270
4	0.12010	33	1.68980	62	27.64150
5	0.12840	34	1.83930	63	29.65380
6	0.13760	35	1.99170	64	31.85100
7	0.14930	36	2.17330	65	34.25960
8	0.16350	37	2.37670	66	36.90860
9	0.17930	38	2.64820	67	39.06360
10	0.19940	39	2.93180	68	41.41760
11	0.22110	40	3.23010	69	43.99540
12	0.24200	41	3.56140	70	46.82420
13	0.26460	42	3.92360	71	49.93700
14	0.27790	43	4.34570	72	53.37330
15	0.29380	44	4.84010	73	57.18460
16	0.31390	45	5.41330	74	61.42910
17	0.33900	46	6.04180	75	66.18210
18	0.37330	47	6.76170	76	71.53880
19	0.41180	48	7.51460	77	77.62690
20	0.45950	49	8.33040	78	83.33330
21	0.51560	50	9.24140	79	83.33330
22	0.57510	51	10.27540	80	83.33330
23	0.63890	52	11.43490	81	83.33330
24	0.69180	53	12.71510	82	83.33330
25	0.75230	54	14.10520	83	83.33330
26	0.82540	55	15.59360	84	83.33330
27	0.91630	56	17.17060	85	83.33330
28	1.02660	57	18.67330	86	83.33330
29	1.14970	58	20.26540	87+	0]

ICC15 R15ART SP	Page [3]

POLICY NUMBER:   [VF99999990]

POLICY SPECIFICATIONS

Table of Maximum Monthly Coverage Charges for

Annual Renewable Term (“ART”) Rider [(Guaranteed Issue)]

                             Insured:                                     [JOHN DOE]

Policy Year	Coverage Charge	Policy Year	Coverage Charge	Policy Year	Coverage Charge
[1	26.80	30	36.35	59	36.35
2	26.80	31	36.35	60	36.35
3	26.80	32	36.35	61	36.35
4	26.80	33	36.35	62	36.35
5	26.80	34	36.35	63	36.35
6	26.80	35	36.35	64	36.35
7	26.80	36	36.35	65	36.35
8	26.80	37	36.35	66	36.35
9	26.80	38	36.35	67	36.35
10	26.80	39	36.35	68	36.35
11	26.80	40	36.35	69	36.35
12	26.80	41	36.35	70	36.35
13	26.80	42	36.35	71	36.35
14	26.80	43	36.35	72	36.35
15	26.80	44	36.35	73	36.35
16	26.80	45	36.35	74	36.35
17	26.80	46	36.35	75	36.35
18	26.80	47	36.35	76	36.35
19	26.80	48	36.35	77	36.35
20	26.80	49	36.35	78	36.35
21	36.35	50	36.35	79	36.35
22	36.35	51	36.35	80	36.35
23	36.35	52	36.35	81	36.35
24	36.35	53	36.35	82	36.35
25	36.35	54	36.35	83	36.35
26	36.35	55	36.35	84	36.35
27	36.35	56	36.35	85	36.35
28	36.35	57	36.35	86	36.35
29	36.35	58	36.35	87+	0]

ICC15 R15ART SP	Page [4]